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Exhibit 27(i)

                        ADMINISTRATIVE SERVICES AGREEMENT

      This Administrative Services Agreement (this "Agreement") is made effective as of 12:01 a.m. Eastern Standard Time, on the 1st day of October, 1998 ("Effective Date"), by and between Minnesota Life Insurance Company, a Minnesota corporation with offices at 400 Robert Street North, St. Paul, Minnesota ("Provider") and Northstar Life Insurance Company, a New York corporation with offices at University Corporate Centre at Amherst, 100 Corporate Parkway, Amherst, New York ("Company"), and supersedes the agreement between the Provider and the Company of the same title which became effective March 17, 1997, as amended.

      WHEREAS, Provider has extensive experience in the operation of life insurance business; and

      WHEREAS, Company desires Provider to perform certain administrative and special services (collectively "services") for Company in its insurance operations and desires further to make use in its day-to-day operations of certain property, equipment and facilities (collectively "facilities") of Provider and its subsidiaries as Company may request; and

      WHEREAS, Provider and Company contemplate that such an arrangement will achieve certain operating economies and improve services to the mutual benefit of both; and

      WHEREAS, Provider and Company wish to assure that all charges for services and the use of facilities incurred hereunder are reasonable and in accordance with the requirements of New York Insurance Department Regulation No. 33 and to the extent practicable reflect actual costs and are arrived at in a fair and equitable manner, and that estimated costs, whenever used, are adjusted periodically, to bring them into alignment with actual costs; and

      WHEREAS, Provider and Company wish to identify the services to be rendered to Company by Provider and the facilities to be used by Company and to provide a method of fixing bases for determining the charges to be made to Company:

      NOW, THEREFORE, in consideration of the premises and of the mutual promises set forth herein, and intending to be legally bound hereby, Provider and Company agree as follows:

      1. PERFORMANCE OF SERVICES AND USE OF FACILITIES. Subject to the terms, conditions and limitations of this Agreement, Provider agrees to the extent requested by Company to perform diligently and in a professional manner such services for Company as Company determines to be reasonably necessary in the conduct of its insurance operations.

      Subject to the terms, conditions and limitations of this Agreement, Provider agrees to the extent requested by Company to make available to Company such of its facilities as Company may determine to be reasonably necessary in the conduct of its insurance operations, including, but not limited to, data processing equipment, business property (whether owned or leased) and communications equipment.

      Provider agrees at all times to maintain sufficient facilities and trained personnel of the kind necessary to perform this Agreement.
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            (a) CAPACITY OF PERSONNEL AND STATUS OF FACILITIES. Whenever
Provider utilizes its personnel to perform services for Company pursuant to this Agreement, such personnel shall at all times remain subject to the direction and control of Provider, and Company shall have no liability to such personnel for their welfare, salaries, fringe benefits, legally required employer contributions and tax obligations.

            No Facility of Provider used in performing services for or subject to use by Company shall be deemed to be transferred, assigned, conveyed or leased by performance or use pursuant to this Agreement.

            (b) EXERCISE OF JUDGMENT IN RENDERING SERVICES. In providing any services hereunder which require the exercise of judgment by Provider, Provider shall perform any such services in accordance with any standards and guidelines Company develops and communicates to Provider. In performing any services hereunder, Provider shall at all times act in a manner reasonably calculated to be in or not opposed to the best interests of Company.

            (c) CONTROL. The performance of services by Provider for Company pursuant to this Agreement shall in no way impair the absolute control of the business and operations of Provider or Company by their respective Boards of Directors. Provider shall act hereunder so as to assure the separate operating identity of Company.

      2. SERVICES. Subject to the terms, conditions and limitations of this Agreement, Provider shall provide to Company, at Company's request, the services set forth below:

            (a) ACCOUNTING, DATA PROCESS, TAX AUDITING. Provider shall prepare accounting records and process accounting transactions (including, but not limited to, financial statements, reports, annual statutory statements) provided that (i) the initiation of such records and/or transactions are prepared and the final product verified by Company and that (ii) Provider shall cause Company's Chief Administrative Officer, or his or her designee to be familiar with all of the details of the services provided, including, but not limited to, accounting and adjusting entries.

            Provider shall also provide such assistance as may be required with respect to tax and auditing services and EDP processing of the related financial records and transactions of Company.

            (b) UNDERWRITING. Provider shall provide underwriting services, including review of policy applications, assignment of policy numbers, MIB review, medical review and other investigations and assist in policy issue as needed in accordance with the underwriting standards of the Company.

            (c) CLAIMS. Provider shall provide claim services including but not limited to verification that the policy was in force and review and investigation of claims in accordance with the claims settlement standards and procedures of the Company.


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            (d) MARKETING. Provider shall provide marketing services, including recruitment and direction of the agency field force, validation of agents training allowances and development allowances and the administration of all agency matters.

            (e) ADVERTISING AND SALES PROMOTIONAL SERVICES. Under the general supervision of the Board of Directors of Company and subject to the direction, control and prior approval of the responsible officers of Company, Provider shall provide sales services, including sales aids, rate guides, sales brochures, solicitation materials and such other promotional materials, information, assistance and advice as shall assist the sales efforts of Company.

            (f) FUNCTIONAL SUPPORT SERVICES. Provider shall provide (i) actuarial services, including rate and profit share analysis, product development, counseling on reserving requirements, work required for or in support of rate and/or form submissions and actuarial certifications, (ii) telecommunications services and electronic data processing services, facilities and integration, including software programming and documentation and hardware utilization, (iii) legal services, including representation of Company in the prosecution or defense of actions and in the negotiation and preparation of contracts, agreements and agency documents, product development and drafting and filing of policies and forms, governmental relations and advising on regulatory compliance and rendering opinions on various legal matters, and (iv) purchasing and employee benefits and relations services, including payroll services.

      3. CHARGES. Company agrees to reimburse Provider for services and facilities provided by Provider to Company pursuant to this Agreement. The charge to Company for such services and facilities shall include all direct and directly allocable expenses, reasonably and equitably determined to be attributable to Company by Provider, plus a reasonable charge for direct overhead, the amount of such charge for overhead to be agreed upon by the parties from time to time.

      Subject to New York Insurance Department Regulation 33, the bases for determining such charges to Company shall be those used by Provider for internal cost distribution including, where appropriate, time records prepared at least annually for this purpose. Such bases shall be modified and adjusted by mutual agreement where necessary or appropriate to reflect fairly and equitably the actual incidence of cost incurred by Provider on behalf of Company.

      Cost analyses will be made from time to time by Provider to determine, as closely as possible, the actual cost of services rendered and facilities made available to Company hereunder. Provider shall forward to Company the information developed by these analyses, and such information shall be used to develop bases for the distribution of expenses which more currently reflect the actual incidence of cost incurred by Provider on behalf of Company.

      The charge to Company for marketing services, as described in section 2(d) of this agreement, will be a proportionate share of marketing costs incurred by Provider, based upon new premium income generated on behalf of Company as a percentage of total new premium income generated by Provider.


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      "New premium income" shall be defined as follows:

            (a)   For credit life and disability insurance,

                  (1) On single premium business, cash dollars received for the year;

                  (2) On outstanding balance premium business, in-force premium minus 60% of previous year-end premium;

            (b) For mortgage, Land Bank and PCA life and disability insurance, annualized premium (individual monthly premium x 12) on all new insureds for the year; and

            (c) For loan protection/life savings insurance, dollar volume of loans for the year x premium rate per $1,000 of insurance x 12.

      4. PAYMENT. Provider shall submit to Company within thirty (30) days of the end of each calendar quarter a written statement of the amount estimated to be owed by Company for services and the use of facilities pursuant to this Agreement in that calendar quarter, and Company shall pay to Provider within fifteen (15) days following receipt of such written statement the amount set forth in the statement.

      Within thirty (30) days after the end of each calendar year, Provider will submit to Company a detailed written statement of the charges due from Company to Provider in the immediately preceding year, including charges not included in any previous statements, and any balance payable or to be refunded as shown in such statement shall be paid or refunded within fifteen (15) days following receipt of such written statement by Company.

      5. ACCOUNTING RECORDS AND DOCUMENTS. Provider shall be responsible for maintaining full and accurate accounts and records of all services rendered and facilities used pursuant to this Agreement and such additional information as Company may reasonably request for purposes of its internal bookkeeping and accounting operations. Provider shall keep such accounts and records insofar as they pertain to the computation of charges hereunder available at its principal offices for audit, inspection and copying by Company and persons authorized by it or any governmental agency having jurisdiction over Company during all reasonable business hours.

      With respect to accounting and statistical records prepared by Provider by reason of its performance under this Agreement, summaries of such records shall be delivered to Company within sixty (60) days from the end of the month to which the records pertain.

      6. OTHER RECORDS AND DOCUMENTS. All books, records, and files established and maintained by Provider by reason of its performance under this Agreement which, absent this Agreement, would have been held by Company, shall be deemed the property of Company, and shall be subject to examination at all times by Company and persons authorized by it or any governmental agency having jurisdiction over Company, and shall be delivered to


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Company at least quarterly. All such books, records, and files shall be promptly transferred to Company by Provider upon termination of this Agreement, at Company's expense.

      With respect to original documents other than those provided for under
Section 5 hereof which would otherwise be held by Company and which may be obtained by Provider in performing under this Agreement, Provider shall deliver such documents to Company within thirty (30) days of their receipt by Provider except where continued custody of such original documents is necessary to perform hereunder.

      7. COMPLIANCE WITH REGULATION 152. Provider shall maintain all original records of the Company in its custody in accordance with the requirements of New York Insurance Regulation 152 (N.Y. Comp. Codes R & Regs, tit. 11, part 243).

      8. RIGHT TO CONTRACT WITH THIRD PARTIES. Nothing herein shall be deemed to grant Provider an exclusive right to provide services to Company, and Company retains the right to contract with any third party, affiliated or unaffiliated, for the performance of services or for the use of facilities as are available to or have been requested by Company pursuant to this Agreement.

      9. CONTACT PERSON(S). Company and Provider each shall appoint one or more individuals who shall serve as contact person(s) for the purpose of carrying out this Agreement. Such contact person(s) shall be authorized to act on behalf of their respective parties as to the matters pertaining to this Agreement. Each party shall notify the other, in writing, as to the name, address and telephone number for any such designated contact person, and of any replacement thereof.

      10. TERMINATION AND MODIFICATION. This Agreement shall remain in effect until terminated by either Provider or Company upon thirty (30) days or more advance written notice, as to services other than electronic data processing, and upon giving one hundred eighty (180) days or more advance written notice as to electronic data processing services. Upon termination, Provider shall promptly deliver to Company all books and records that are, or are deemed by this Agreement to be, the property of Company.

      11. SETTLEMENT ON COMPLETE TERMINATION. No later than ninety (90) days after the effective date of Complete Termination of this Agreement, Provider shall deliver to Company a detailed written statement for all charges incurred and not included in any previous statement to the effective date of termination. The amount owed or to be refunded hereunder shall be due and payable within fifteen (15) days of receipt of such statement.

      12. ASSIGNMENT. This Agreement and any rights pursuant hereto shall not be assignable by either party hereto, except as set forth herein or by operation of law. Except as and to the extent specifically provided in this Agreement, nothing in this Agreement expressed or implied, is intended to confer on any person other than the parties hereto, or their respective legal successors, any rights, remedies, obligations or liabilities that would otherwise be applicable. The representations, warranties, covenants and agreements contained in this Agreement shall be binding upon, extend to and inure to the benefit of the parties hereto, their, and each of their, successors and assigns respectively.


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      13. GOVERNING LAW; SERVICE OF SUIT; FORUM SELECTION. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York applicable to contracts made and to be performed in that State, without regard to principles of conflict of laws.

      Provider shall submit to the jurisdiction of any Court of competent jurisdiction within the Southern and Eastern Districts of New York and will comply with all requirements necessary to give such Court jurisdiction. Service of process in any suit instituted against Provider upon this Agreement may be made upon Secretary for Provider, and the above-named is authorized and directed to accept service of process on behalf of Provider in any such suit and/or upon the request of Company to give a written undertaking to Company that they will enter a general appearance on behalf of Provider in the event such a suit shall be instituted.

      Each party agrees that any suit against the other upon this Agreement shall be instituted and prosecuted only in a Court of competent jurisdiction within the Southern and Eastern Districts of New York, and each party agrees that it shall not seek to remove or transfer any such suit against it by the other to any Court outside the Southern and Eastern Districts of New York.

      14. ARBITRATION. Any unresolved dispute or difference between the parties arising out of or relating to this Agreement, or the breach thereof, except as provided in Section 3, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and the Expedited Procedures thereof. The award rendered by the Arbitrator shall be final and binding upon the parties, and judgment upon the award rendered by the Arbitrator may be entered in any Court having jurisdiction thereof. The arbitration shall take place in New York, New York.

      15. INDEMNIFICATION. Company and Provider agree to hold each other harmless and to indemnify each other against any and all extra-contractual liability and any related loss, damage, expense, cost, cause of action, demand, penalty, fine or claim (including cost of litigation or administrative proceeding and counsel fees) arising out of or related to any of the services provided hereunder to the extent the same are caused by the act or failure to act of the indemnifying party.

      16. NOTICE. All notices, statements or requests provided for hereunder shall be deemed to have been duly given when delivered by hand to an officer of the other party, or when deposited with the U.S. Postal Service, as first class certified or registered mail, postage prepaid, overnight courier service, telex or telecopier, addressed

            (a)   If to Provider to:

                  Minnesota Life Insurance Company
                  400 Robert Street North
                  St. Paul, Minnesota 55101-2098


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            (b)   If to Company to:

                  Northstar Life Insurance Company
                  University Corporate Center at Amherst
                  100 Corporate Parkway
                  Amherst, New York  14226

or to such other persons or places as each party may from time to time designate by written notice sent as aforesaid.

      17. REPRESENTATIONS AND WARRANTIES OF PROVIDER. As a material inducement to Company to enter into and perform this Agreement, Provider represents and warrants to Company that: (i) Provider is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, with full power and authority to execute, deliver and perform this Agreement; (ii) this Agreement is valid and binding upon Provider and enforceable against Provider in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws and subject to general principles of equity; and (iii) Provider has and shall maintain sufficient qualified personnel and adequate facilities to perform this Agreement.

      18. ENTIRE AGREEMENT. This Agreement, together with such amendments as may from time to time be executed in writing by the parties, constitutes the entire agreement and understanding between the parties in respect of the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof.

      19. SECTION HEADINGS. Section headings contained herein are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

      20. COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate by their respective officers duly authorized so to do, and their respective corporate seals to be affixed hereto, as of the date and year first above written.

      Minnesota Life                                         Northstar Life
         Insurance Company                                      Insurance Company

By:                                                    By:
    --------------------------------                       --------------------------------

Title: Senior VP, General Counsel and Secretary        Title: Vice President and Assistant Secretary
       ----------------------------------------               --------------------------------------

Date:                                                  Date:
     ------------------------------------                   ------------------------------------


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